                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 MARSH AND McLENNAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act
/ / Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
[LOGO]

                                            2000
                                            NOTICE OF ANNUAL MEETING
                                            AND PROXY STATEMENT

[LOGO]

      Dear MMC Stockholder:

      You are cordially invited to attend our annual meeting of stockholders at 10:00 a.m. on Thursday,
      May 18, 2000 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New
      York.

      In addition to the matters described in the attached proxy statement, we will report on our
      Company's activities during 1999. You will have an opportunity to ask questions and to meet your directors and executives.

      Whether you plan to come to the annual meeting or not, your representation and vote are important and your shares should be voted. Please complete, sign, date and return the enclosed proxy card promptly. You also may vote by telephone, or electronically over the Internet, by following the instructions on your proxy card.

      We look forward to seeing you at the meeting. Your vote is important to us.

                                               Very truly yours,

                                               /s/ A.J.C. SMITH
                                               Chairman of the Board

      March 29, 2000

                        MARSH & McLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

TIME:
          10:00 a.m. Local Time

DATE:
          May 18, 2000

PLACE:
          Second Floor Auditorium
          1221 Avenue of the Americas
          New York, New York

PURPOSE:

          - Elect six persons to serve as Class III directors and one person to serve as a Class I director

          - Approve the 2000 Senior Executive Incentive and Stock
            Award Plan

          - Adopt an Amendment to the Stock Investment Plan

          - Ratify the appointment of Deloitte & Touche LLP as independent auditors

          - Conduct other business if properly raised

    Only stockholders of record on March 22, 2000 may vote at the meeting. This proxy solicitation material is being mailed to stockholders on or about
March 29, 2000 with a copy of MMC's 1999 Annual Report, which includes financial statements for the period ended December 31, 1999.

    YOUR VOTE IS IMPORTANT. YOU MAY CAST YOUR VOTE BY MAIL, TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

/S/ GREGORY VAN GUNDY

GREGORY VAN GUNDY

March 29, 2000

                              GENERAL INFORMATION

WHO MAY VOTE

    Holders of our common stock, as recorded in our stock register on March 22, 2000, may vote at the meeting. As of that date, there were 268,450,307 shares of common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York.

HOW TO VOTE

    You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

    Most stockholders have a choice of voting by using a toll free number, over the internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

HOW PROXIES WORK

    The Company's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

    If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of items 2, 3 and 4.

    As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

SOLICITATION

    In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

REVOKING A PROXY

    You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying the Company's Secretary in writing.

QUORUM

    In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

VOTES NEEDED

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted FOR a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

    All other matters to be acted on at the meeting require the affirmative vote of a majority of MMC stock present or represented and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of the preceding sentence, while broker nonvotes will not.

ITEM 1
                             ELECTION OF DIRECTORS

    The Board is divided into three classes. The regular terms of office for the Class III, Class I and Class II directors expire at the 2000, 2001 and 2002 annual meetings of stockholders, respectively. Six persons are to be elected at the meeting to hold office as Class III directors for a term of three years and until their respective successors are elected and qualified. One person is to be elected at the meeting to hold office as a Class I director for a term expiring in 2001 and until his successor is elected and qualified. The remaining Class I and Class II directors will not be elected at the meeting as their respective terms will continue.

    Mr. Mathis Cabiallavetta is a new nominee standing for election as a Class I director and Mr. Charles A. Davis is a new nominee standing for election as a Class III director.

    Each director has served as a director since the year indicated. Mr. Saxon Riley, a Class II director, retired from the Board in March 2000. Mr. Frank J. Tasco and Mr. W.R.P. White-Cooper, both Class III directors and Mr. Norman Barham, a Class I director, are retiring from the Board at the meeting.

    It is intended that shares represented by the proxies will be voted for the election of all of the Class III nominees and the Class I nominee listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board might designate in substitution.

The Board recommends you vote FOR each of the following candidates:

                                NOMINEE FOR CLASS I DIRECTOR
                                   (TERM EXPIRING IN 2001)

                                 MATHIS CABIALLAVETTA                        NEW NOMINEE
            [PHOTO]              Mr. Cabiallavetta, age 55, was appointed Vice Chairman of
                                 MMC in April 1999. Mr. Cabiallavetta is the former chairman of the board of directors of UBS A.G. He is a past member of the board of the Swiss National Bank, the International
                                 Capital Markets Advisory Committee of the Federal Reserve
                                 Bank and the International Advisory Board of the World
                                 Economic Forum, Davos. He also served as a vice chairman of the board of directors of the Swiss Bankers Association.

                              NOMINEES FOR CLASS III DIRECTORS
                                  (TERMS EXPIRING IN 2003)

                                 PETER COSTER                   DIRECTOR SINCE 1988
            [PHOTO]              Mr. Coster, age 60, is President of Mercer Consulting
                                 Group, Inc., a subsidiary of MMC. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm that
                                 Mr. Coster had joined in 1962. He is a trustee of The
                                 Foundation Fighting Blindness.

                                 CHARLES A. DAVIS                        NEW NOMINEE
            [PHOTO]              Mr. Davis, age 51, was appointed Vice Chairman of MMC in
                                 September 1999 and has been serving as president of Marsh &
                                 McLennan Capital, Inc., a subsidiary of MMC, since 1998 and as its chief executive officer since 1999. Prior to joining
                                 MMC, Mr. Davis was a senior director and limited partner at
                                 Goldman Sachs. During his 23-year career at Goldman Sachs, he had been head of investment banking services worldwide, a member of the international executive committee and a
                                 general partner. Mr. Davis is a director of Media
                                 General, Inc., Progressive Corporation, Lechters, Inc. and
                                 Merchants Bancshares, Inc. He is a trustee of the University of Vermont.

                                 GWENDOLYN S. KING**                   DIRECTOR SINCE 1998
            [PHOTO]              Ms. King, age 59, was senior vice president, corporate and public affairs at Peco Energy from 1992 until her retirement in 1998. From 1989 to 1992, she served as commissioner of
                                 the Social Security Administration in the U.S. Department of
                                 Health and Human Services. Ms. King is a director of Erie
                                 Indemnity Co., Lockheed Martin Corporation, Monsanto Company
                                 and the National Adoption Center and a member of the George
                                 Washington University National Council for Political
                                 Management.

                                 LAWRENCE J. LASSER                   DIRECTOR SINCE 1987
            [PHOTO]              Mr. Lasser, age 57, is President and Chief Executive Officer
                                 of Putnam Investments, Inc., a subsidiary of MMC. He joined
                                 Putnam in 1969. Mr. Lasser is a trustee of the various
                                 mutual funds managed by Putnam Investment Management, Inc., a subsidiary of MMC. He is a member of the Board of
                                 Governors and Executive Committee of the Investment Company
                                 Institute, a member of the Board of Trustees of the Museum of Fine Arts (Boston), a trustee of Beth Israel/Deaconess
                                 Medical Center in Boston, a member of the Commercial Club of
                                 Boston and the Council on Foreign Relations, and a member of the Board of Directors of the United Way of Massachusetts
                                 Bay.

                                 DAVID A. OLSEN                   DIRECTOR SINCE 1997
            [PHOTO]              Mr. Olsen, age 62, served as Vice Chairman of MMC from
                                 May 1997 until December 1997. Prior to MMC's business
                                 combination with Johnson & Higgins, he was Chairman and
                                 Chief Executive Officer of Johnson & Higgins, which he
                                 joined in 1966. Mr. Olsen is a member of the Board of
                                 Trustees of Bowdoin College, and an honorary director of the
                                 New York City Partnership. He is also a member of the boards of U.S. Trust Corporation, Sharon (Connecticut) Hospital,
                                 India House, and New York's South Street Seaport Museum.

                                 JOHN T. SINNOTT                   DIRECTOR SINCE 1992
            [PHOTO]              Mr. Sinnott, age 60, became Chairman and Chief Executive
                                 Officer of Marsh Inc., a subsidiary of MMC, in 1999.
                                 Mr. Sinnott has held various executive positions with MMC
                                 including most recently as Vice Chairman and Chief Executive
                                 Officer of J&H Marsh & McLennan, Inc., and prior to that as
                                 President and Chief Executive Officer of Marsh & McLennan,
                                 Incorporated. He joined Marsh & McLennan, Incorporated in
                                 1963.

                                CONTINUING CLASS I DIRECTORS
                                  (TERMS EXPIRING IN 2001)

                                 LEWIS W. BERNARD* ***                   DIRECTOR SINCE 1992
            [PHOTO]              Mr. Bernard, age 58, is Chairman of Classroom, Inc., a
                                 non-profit educational corporation. He retired in 1991 from
                                 Morgan Stanley & Co., Inc., where for almost 30 years he
                                 held numerous positions, including that of chief
                                 administrative and financial officer. Mr. Bernard is a
                                 trustee or director of the American Museum of Natural
                                 History, The Commonwealth Fund, the Harvard Management
                                 Company, the John and Mary R. Markle Foundation and the J.
                                 Paul Getty Trust.

                                 FRANK J. BORELLI                   DIRECTOR SINCE 1988
           [PICTURE]             Mr. Borelli, age 64, has been Senior Vice President of MMC since 1984, and served as Chief Financial Officer from 1984 until January 2000. He is a director of Express
                                 Scripts, Inc., The Interpublic Group of Companies, Inc. and
                                 United Water Resources, Inc. Mr. Borelli is a past national chairman and a director of the Financial Executives
                                 Institute. He is also Co-Chairman of the New York City
                                 Chapter of the National Multiple Sclerosis Society and Vice
                                 Chairman of the Nyack Hospital and the Private Sector
                                 Council and a director of the New York City Public/Private
                                 Initiatives, Inc.

                                 ROBERT F. ERBURU***                   DIRECTOR SINCE 1996
            [PHOTO]              Mr. Erburu, age 69, retired as Chairman of the Board of The
                                 Times Mirror Company, a Los Angeles-based news and
                                 information company, on January 1, 1996, a position he had held since 1986. Mr. Erburu served as Chief Executive
                                 Officer of The Times Mirror Company from 1981 to 1995.
                                 Mr. Erburu is a director of Cox Communications, Inc. He is
                                 Chairman of the Boards of the Skirball Institute of American
                                 Values, The Huntington Library, Art Collections and
                                 Botanical Gardens, the J. Paul Getty Trust, the Pacific
                                 Council on International Policy and the Board of Councilors
                                 of the College of Letters, Arts and Science of the
                                 University of Southern California. He is also a trustee of the National Gallery of Art, The Flora and William Hewlett
                                 Foundation and the Ahmanson Foundation. Mr. Erburu is also a graduate member of the Business Council.

                                 RAY J. GROVES* ***                   DIRECTOR SINCE 1994
            [PHOTO]              Mr. Groves, age 64, is Chairman of Legg Mason Merchant
                                 Banking, Inc. He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last
                                 17 years as Chairman and Chief Executive Officer. He is a
                                 director of Allegheny Technologies Incorporated, American
                                 Water Works Company, Inc., Boston Scientific Corporation,
                                 Dominion Resources, Inc., Electronic Data Systems
                                 Corporation and Nabisco Group Holdings, Inc. Mr. Groves is a
                                 member of the Board of Trustees of the New York Public
                                 Policy Institute. He is also a managing director, treasurer and secretary of the Metropolitan Opera Association and
                                 Chairman of The Ohio State University Foundation.

                                CONTINUING CLASS II DIRECTORS
                                  (TERMS EXPIRING IN 2002)

                                 JEFFREY W. GREENBERG*                   DIRECTOR SINCE 1996
           [PICTURE]             Mr. Greenberg, age 48, became President of MMC in
                                 January 1999, and Chief Executive Officer in November 1999.
                                 Mr. Greenberg became Chairman of Marsh & McLennan
                                 Capital, Inc., a subsidiary of MMC, in 1996. He joined MMC in 1995. From 1978 to 1995, he was employed by American
                                 International Group, Inc., including serving from 1991 as
                                 executive vice president with responsibility for its
                                 domestic brokerage group. Mr. Greenberg is a trustee of
                                 Brown University, the Spence School in New York City and New
                                 York Presbyterian Hospital.

                                 STEPHEN R. HARDIS**                   DIRECTOR SINCE 1998
            [PHOTO]              Mr. Hardis, age 64, is Chairman and Chief Executive Officer
                                 of Eaton Corporation which he joined in 1979. Mr. Hardis is a director of American Greetings Corporation, KeyCorp,
                                 Lexmark International Corporation, Nordson Corporation, and
                                 Progressive Corporation and a trustee of the Cleveland
                                 Clinic.

                                 THE RT. HON. LORD LANG OF MONKTON**  DIRECTOR SINCE 1997
            [PHOTO]              Lord Lang, age 59, is a citizen of the United Kingdom and
                                 was a member of the British Parliament from 1979 to 1997,
                                 serving in the Cabinet as Secretary of State for Scotland
                                 from 1990 to 1995 and as President of the Board of Trade and
                                 Secretary of State for Trade and Industry from 1995 to 1997.
                                 Lord Lang was appointed to the Queen's Privy Council in
                                 1990. He is deputy chairman of European Telecom plc,
                                 chairman of Murray Ventures Investment Trust plc, Thistle
                                 Mining Inc. and The British American Film Academy Inc. Lord
                                 Lang is also a non-executive director of Lithgows Ltd., CGU plc and Second Scottish National Trust plc.

                                 JOHN D. ONG**                   DIRECTOR SINCE 1998
            [PHOTO]              Mr. Ong, age 66, is Chairman Emeritus of The BFGoodrich
                                 Company. He retired as Chairman of The BFGoodrich Company in
                                 1997, after more than 36 years of service, including as
                                 Chairman and Chief Executive Officer from 1979 to 1996. He is also a director of Cooper Industries and TRW Inc.
                                 Mr. Ong is a trustee of the University of Chicago and the
                                 John S. and James L. Knight Foundation and is Chairman of
                                 the Board of the Musical Arts Association (Cleveland
                                 Orchestra). He is a former Chairman of The Business
                                 Roundtable and a graduate member of The Business Council.

                                 ADELE SIMMONS* **                   DIRECTOR SINCE 1978
            [PHOTO]              Mrs. Simmons, age 58, is Vice Chair and Senior Executive of
                                 Chicago Metropolis 2020 and a senior associate of the Center for International Studies at the University of Chicago. She
                                 served as President of the John D. and Catherine T.
                                 MacArthur Foundation from 1989 to 1999. She is a director of
                                 The Field Museum, Environmental Defense Fund, Synergos
                                 Institute, the Rocky Mountain Institute, the Global Fund for
                                 Women, the Chicago Public Education Fund and the Union of
                                 Concerned Scientists. She is Chair of the Committee to Visit
                                 the Graduate School of Education at Harvard and a member of the Advisory Board of the World Bank Institute.

                                 A. J. C. SMITH*                   DIRECTOR SINCE 1977
            [PHOTO]              Mr. Smith, age 65, has been Chairman of the Board of MMC
                                 since 1992. He served as Chief Executive Officer from 1992 to 1999 and as President from 1986 to 1992. He joined
                                 William M. Mercer Limited, a Canadian subsidiary of MMC, in
                                 1961. Mr. Smith is a trustee of the various mutual funds
                                 managed by Putnam Investment Management, Inc., a subsidiary of MMC. He is also Chairman of the Central Park Conservancy, a member of the Board of Trustees of the Carnegie Hall
                                 Society, Inc., the Educational Broadcasting Corporation in
                                 New York City and the National Museums of Scotland
                                 (Edinburgh). Mr. Smith is also a member of the Board of
                                 Overseers of the Joan and Sanford I. Weill Graduate School
                                 of Medical Sciences of Cornell University.

--------------------------

*   Member of the Executive Committee, of which Mr. Greenberg is Chairman.

** Member of the Audit Committee, of which The Rt. Hon. Lord Lang of Monkton is Chairman.

*** Member of the Compensation Committee, of which Mr. Bernard is Chairman.

DIRECTORS' COMPENSATION

    As compensation for their services, Messrs. Bernard, Erburu, Groves, Hardis, Lang, Olsen, Ong and Tasco, and Ms. King and Mrs. Simmons, each receive a basic retainer of $40,000 per year and an annual grant of 900 shares of stock (the "Annual Stock Grant"). These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board or a committee they attend. The chairman of each committee (other than Mr. Greenberg as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year. Directors who are also employees receive no specific compensation for their services as directors or members of any committee.

    Under the terms of MMC's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of stock at the fair market value thereof, as well as their Annual Stock Grant on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their retirement from the Board or a specified earlier date.

BOARD COMMITTEES AND MEETINGS

    THE EXECUTIVE COMMITTEE has all the powers of the Board, when it is not in session, in the management of the business and affairs of MMC, except as otherwise provided in MMC's by-laws or in resolutions of the Board and under applicable law. The Executive Committee held three meetings during 1999.

    THE AUDIT COMMITTEE submits recommendations to the Board with respect to the selection of MMC's independent auditors and on any other matters it deems appropriate. It reviews the annual financial statements of MMC with MMC's independent auditors, the practices and procedures adopted by MMC in the preparation of such statements, and the independent auditors' annual scope of audit. The Audit Committee is required to meet at least annually with such auditors and at any time when considered appropriate by the Audit Committee or such auditors. The Audit Committee held seven meetings during 1999.

    THE COMPENSATION COMMITTEE determines the compensation of MMC's Chief Executive Officer, approves the compensation of other senior executives of MMC and approves the retention by MMC of consultants, as may be required, on matters relating to the compensation of the Chief Executive Officer and senior executives of MMC. In addition, the Compensation Committee administers MMC's stock-based award plans. Pursuant to our by-laws, no member of the Compensation Committee may be an employee or be eligible to receive grants under any plan that the Compensation Committee administers other than grants that are part of the usual compensation of directors. The Compensation Committee held eight meetings during 1999.

    THE BOARD conducted six meetings during 1999. The average attendance by directors at the meetings of the Board and committees thereof was 93.7% and all directors attended at least 75% of the meetings of the Board and committees on which they served, other than Mr. Hardis.

EMPLOYMENT AGREEMENT

    Putnam Investments, Inc. ("Putnam"), a subsidiary of MMC, has an employment agreement with Lawrence J. Lasser, its President and Chief Executive Officer (the "Lasser Agreement") dated December 31, 1997, which expires on December 31, 2001. MMC has certain obligations and has guaranteed Putnam's obligations under the Lasser Agreement. MMC has also agreed to use its best efforts to include Mr. Lasser on the management slate of nominees for directors when his current term expires at this year's annual meeting.

    Under the Lasser Agreement, Mr. Lasser receives an annual salary of $1,000,000 and is eligible for annual bonuses under MMC's Senior Management Incentive Compensation Plan, a portion of which may be paid in the form of restricted stock units of Putnam ("Putnam restricted stock units") relating to Class B Common Stock of Putnam ("Class B Shares").

    In addition, Mr. Lasser will receive, on or after November 1, 2002, a special retirement benefit in consideration for a non-competition covenant and post-employment consulting arrangement. The estimated present equivalent of this benefit, $15,000,000, was deemed invested, from December 31, 1997 in various Putnam funds. Mr. Lasser will receive the special retirement benefit except in the case of termination for cause. Mr. Lasser may elect to be paid in a lump sum, installments or as a lifetime annuity.

    In the event of Mr. Lasser's death or disability, he or his estate will receive his base salary and annual bonus for the remainder of that year. If Mr. Lasser's employment is terminated by Putnam or MMC without cause or if he terminates his employment for "Good Cause", Mr. Lasser will receive a payment equal to his salary and annual bonus for the balance of the term of the Lasser Agreement.

    The Lasser Agreement contains various provisions relating to vesting of Putnam restricted stock units, Putnam options, MMC restricted stock units and MMC options in the event that Mr. Lasser's employment is terminated due to death, disability, by MMC or Putnam without cause, or by Mr. Lasser for Good Cause.

    If any payments under the Lasser Agreement attributable to (i) the Putnam options to acquire 175,000 Class B Shares granted on December 31, 1997,
(ii) the 150,000 Putnam restricted stock units vesting on December 31, 2001,
(iii) the options to acquire MMC stock or (iv) the restricted stock units of MMC are subject to the excise tax imposed under the Federal tax laws, MMC will increase the payment to Mr. Lasser as necessary to restore him to the same after-tax position had the excise tax not been imposed.

    "Good Cause" is defined generally to include (a) an uncured breach by Putnam or MMC of a material term of the Lasser Agreement; (b) a relocation of Putnam's executive offices or a reassignment of Mr. Lasser to a location outside of the Boston area; (c) the failure to pay Mr. Lasser a minimum annual bonus equal to the sum of (1) a cash amount equal to two times the average annual cash bonus received under the Putnam Partners Incentive Compensation Plan by the three participants who received the highest such bonus with respect to such year, plus
(2) the total fair market value of the Putnam restricted stock units which relate to such year's annual bonus; (d) failure to grant additional Putnam options in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares or failure to grant additional Putnam restricted stock units in 1999 and 2000 with respect to, in the aggregate, 105,000 or more Class B Shares;
(e) a change in control of MMC (as described in footnote 2 to the "Summary Compensation Table" below); or (f) a change in control of Putnam (defined to mean that MMC no longer owns more than 50% of Putnam).

                               SECURITY OWNERSHIP

The following table reflects the number of shares of stock beneficially owned by persons known to MMC to own more than 5% of the outstanding shares:

                                                      AMOUNT BENEFICIALLY   PERCENT OF STOCK OUTSTANDING
NAME AND ADDRESS                                             OWNED              AT DECEMBER 31, 1999
----------------                                      -------------------   ----------------------------
Wellington Management Company, LLP(1)...............       17,246,549                   6.46%
75 State Street
Boston, MA 02109

--------------------------

(1) Based upon the number of shares listed in a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 11, 2000.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table reflects as of February 29, 2000 (except with respect to interests in MMC's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 1999) the number of shares of common stock which each director, each nominee and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors, nominees and executive officers of MMC have reported as owning beneficially as a group.

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                                               --------------------------------------------------------
                                               SOLE VOTING     OTHER THAN
                                                   AND        SOLE VOTING      SUBJECT TO
                                               INVESTMENT    AND INVESTMENT    EXERCISABLE
NAME                                              POWER        POWER (2)      STOCK OPTIONS     TOTAL
----                                           -----------   --------------   -------------   ---------
Norman Barham................................     231,688         35,839           28,750       296,277
Lewis W. Bernard.............................       3,000         21,500                0        24,500
Frank J. Borelli.............................     124,801        194,218          317,500       636,519
Mathis Cabiallavetta.........................           0         17,222           12,500        29,722
Peter Coster.................................      17,360        126,979          305,000       449,339
Charles A. Davis.............................       4,275         52,016           42,500        98,791
Robert F. Erburu.............................           0         13,744                0        13,744
Jeffrey W. Greenberg.........................      27,597        122,449          322,500       472,546
Ray J. Groves................................       1,684         18,212                0        19,896
Stephen R. Hardis............................       1,000          1,904                0         2,904
Gwendolyn S. King............................           0          1,444                0         1,444
Lord Lang....................................       1,755              0                0         1,755
Lawrence J. Lasser...........................       1,726        289,434          202,500       493,660
David A. Olsen...............................     247,580        115,018                0       362,598
John D. Ong..................................           0          3,269                0         3,269
Adele Simmons................................     142,528        169,096                0       311,624
John T. Sinnott..............................      48,355        189,789          275,000       513,144
A.J.C. Smith.................................     327,135        456,225        1,065,000     1,848,360
Frank J. Tasco...............................     265,138        130,647          200,000       595,785
W.R.P. White-Cooper..........................           0         29,563           17,355        46,918
All directors, nominees and executive
  officers as a group, including the above
  (23 individuals)...........................   1,505,773      2,146,362        3,103,105     6,755,239

--------------------------

(1) As of February 29, 2000, no director, nominee or named executive officer beneficially owned more than 1% of the outstanding stock, and all directors, nominees and executive officers as a group beneficially owned approximately 2.10% of the outstanding stock.

(2) Includes the number of shares of stock: (i) that are held in the form of shares of restricted stock that may in the future vest to such individuals;
    (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; (iii) that represent such individuals' interests in MMC's Stock Investment Plan; and (iv) that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans, the Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Barham, 8,501 shares, Mr. Bernard, 21,500 shares, Mr. Borelli, 83,617 shares, Mr. Cabiallavetta, 17,222 shares,
    Mr. Coster, 34,814 shares, Mr. Davis, 36,280 shares, Mr. Erburu, 13,744 shares, Mr. Greenberg, 60,498 shares, Mr. Groves, 18,212 shares,
    Mr. Hardis, 1,904 shares, Ms. King, 1,244 shares, Mr. Lasser, 190,699 shares, Mr. Ong, 3,269 shares, Mrs. Simmons, 9,808 shares, Mr. Sinnott, 67,946 shares, Mr. Smith, 456,130 shares, Mr. Tasco, 21,171 shares,
    Mr. White-Cooper, 29,563 shares and all directors and executive officers as a group, 1,111,253 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth cash and other compensation paid or accrued for services rendered in 1999, 1998 and 1997 to the individuals who served as MMC's Chief Executive Officer during 1999 and each of the other four most highly compensated executive officers of MMC. Mr. Smith was Chief Executive Officer until November 1999 and was also one of the four most highly compensated executive officers at the end of 1999. All grants or awards of MMC stock or stock units (including the stock underlying options) prior to June 26, 1998 and June 27, 1997 have been adjusted to give effect to MMC's three for two stock split and two for one stock split on those dates, respectively.

                                                                               LONG TERM COMPENSATION
                                     ANNUAL COMPENSATION             -------------------------------------------
                          -----------------------------------------                     SECURITIES
        NAME AND                                       OTHER ANNUAL   RESTRICTED        UNDERLYING       LTIP        ALL OTHER
       PRINCIPAL                                       COMPENSATION     STOCK           OPTIONS         PAYOUTS      COMPENSATION
        POSITION          YEAR  SALARY($)   BONUS($)    ($)(1)       AWARDS ($)(2)        (#)             ($)         ($)(3)
------------------------  ----  ---------  ----------  ------------  --------------     ----------     ---------     -----------
A.J.C. Smith............  1999  1,500,000   5,000,000         --        2,898,878             --             --         85,500
Chairman                  1998  1,200,000   1,500,000         --        3,795,930        300,000             --         68,400
Marsh & McLennan          1997  1,200,000   1,000,000    133,519        2,056,721        300,000             --         48,000
Companies, Inc.

Jeffrey W. Greenberg....  1999  1,000,000   1,300,000         --        1,181,528        150,000       1,467,374(4)     41,750
President and Chief       1998    850,000     900,000         --          782,788         60,000             --         34,835
Executive Officer         1997    787,500     775,000         --          702,876         60,000             --         30,517
Marsh & McLennan
Companies, Inc.

Lawrence J. Lasser......  1999  1,000,000  26,000,000         --           77,139             --             --        150,000
President                                                               8,081,850(5)     105,000(6)          --
Putnam Investments, Inc.  1998  1,000,000  17,000,000         --               --             --             --        150,000
                          1997    870,000  12,000,000         --        7,758,700        210,000                       130,000
                                                                       14,394,000(5)     325,000(6)

Peter Coster............  1999    850,000     650,000    230,329          813,634         50,000             --         49,088
President                 1998    775,000     600,000    198,993          710,000         45,000             --         44,175
Mercer Consulting Group,  1997    700,000     480,000    160,116          509,610         60,000             --         28,000
Inc.

John T. Sinnott.........  1999    850,000     550,000    226,347          892,066         50,000             --         48,450
Chairman                  1998    775,000     600,000    156,312          781,580         45,000             --         44,175
Marsh Inc.                1997    650,000     480,000     38,273          520,798         60,000             --         26,000

--------------------------

(1) Represents payments to cover tax liabilities arising from funding annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of MMC's United States retirement program.

(2) At December 31, 1999, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units of MMC with an aggregate value as follows: Mr. Smith, 434,871 units worth $41,611,719; Mr. Greenberg, 27,599 shares and 62,321 units worth $2,640,879 and $5,963,341, respectively; Mr. Lasser, 101,681 shares and 190,699 units worth $9,729,601 and $18,247,511, respectively; Mr. Coster, 93,380 shares and 23,483 units worth $8,935,299 and $2,247,030, respectively; and Mr. Sinnott, 78,018 shares and 53,651 units worth $7,465,347 and $5,133,730, respectively. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of stock and such shares generally vest on the January 1 next following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant (except with respect to the restricted stock units granted to Mr. Lasser on December 31, 1997, which vest on February 1, 2002). Vesting of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of MMC means generally any "person" owning securities with 50% or more of the voting power of MMC; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board; a merger or consolidation of MMC resulting in MMC stockholders not owning securities with 50% or more of the voting power of the surviving entity; or an agreement for the sale or disposition of all or substantially all of MMC's assets. Under the MMC Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with MMC terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(3) Represents for 1999 (a) MMC matching contributions under the Stock Investment Plan of $9,500 for Mr. Smith, $6,630 for Mr. Greenberg, $9,388 for Mr. Coster and $7,279 for Mr. Sinnott, and under the Stock Investment Supplemental Plan of $76,000 for Mr. Smith, $35,120 for Mr. Greenberg, $39,700 for Mr. Coster and $41,171 for Mr. Sinnott, and (b) contributions by Putnam Investments, Inc. of $24,000 to the Putnam Profit Sharing Retirement Plan and $126,000 to the Putnam Executive Deferred Compensation Plan for
    Mr. Lasser.

(4) Prior to Mr. Greenberg becoming Chief Executive Officer of MMC he received various carried interest awards under the Long Term Incentive Plan ("LTIP") of Marsh & McLennan Capital, Inc. ("Marsh Capital"). The LTIP operates as an incentive compensation pool that varies in amount based on the extent of MMC's investment return and fees from originating, structuring and managing certain insurance and related industry investments, including The Trident Partnership L.P. ("Trident I"). In addition, Mr. Greenberg receives a carried interest in Trident II, L.P. ("Trident II"), a successor investment fund to Trident I, as a result of owning partnership interests in the general partner of Trident II. As of December 31, 1999, the estimated value of Mr. Greenberg's carried interest in any future payouts under the LTIP and Trident II aggregated approximately $1.8 million, subject to realization of such returns and fees.

(5) At December 31, 1999, Mr. Lasser had 330,000 restricted stock units of Putnam Class B Shares with an estimated aggregate value of $28,686,900. All grants of Putnam restricted stock units include the right to dividend equivalents that are equal in value to dividends paid on the outstanding Class A Common Stock of Putnam. The Putnam restricted stock units vest at a rate of 25% a year beginning with the first anniversary of the date of the grant, except with respect to 150,000 units granted on December 31, 1997 which vest on the fourth anniversary of the date of grant. Upon the happening of certain corporate events affecting Putnam or MMC, vesting of shares of Putnam restricted stock units may be accelerated.

(6) Mr. Lasser was granted Putnam options, which become exercisable 25% a year beginning one year from the date of grant. The exercise price of the Putnam options may be paid in cash or in Class B Shares of Putnam. Upon the happening of certain corporate events affecting Putnam or MMC, all Putnam options will become fully exercisable.

STOCK OPTION GRANTS IN 1999

The following table sets forth certain information concerning MMC stock options granted during 1999 to the Chief Executive Officer and each of the other four most highly compensated executive officers of MMC. The table also sets forth certain information concerning stock options to purchase Putnam Class B Shares granted to Mr. Lasser in 1999.

                                        INDIVIDUAL GRANTS(1)
                        -----------------------------------------------------      POTENTIAL REALIZABLE VALUE
                        NUMBER OF    % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS                                       STOCK PRICE APPRECIATION
                        UNDERLYING   GRANTED TO                                        FOR OPTION TERM(2)
                         OPTIONS     EMPLOYEES    EXERCISE PRICE   EXPIRATION   ---------------------------------
NAME                     GRANTED      IN 1999         ($/SH)          DATE           5%($)            10%($)
----                    ----------   ----------   --------------   ----------   ---------------   ---------------
A.J.C. Smith..........        --         --                 --           --                  --                --
Jeffrey W.
  Greenberg...........   150,000        1.9%         $60.84375      1/20/09           5,739,646        14,545,390
Lawrence J. Lasser....   105,000(3)     6.3%         $   76.97      3/17/09           5,082,632        12,880,388
Peter Coster..........    50,000        0.6%         $75.53125      3/17/09           2,375,060         6,018,868
John T. Sinnott.......    50,000        0.6%         $75.53125      3/17/09           2,375,060         6,018,868
MMC Stockholders(4)...                                                          $12,684,045,062   $32,143,860,545

--------------------------

(1) The MMC stock options become exercisable 25% a year beginning one year from the date of grant. The option exercise price may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of MMC (as described in footnote 2 to the "Summary Compensation Table" above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, MMC will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the Securities and Exchange Commission ("SEC"); the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all optionees.

(3) Mr. Lasser was granted an option to acquire Putnam Class B Shares which become exercisable 25% a year beginning on March 18, 2000. The fair market value of each Putnam Class B Share on the date of the grant was $76.97

(4) The dollar amounts are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding stock of MMC at the assumed stock price appreciation rates at the end of the 10-year term of the MMC options granted on March 18, 1999 at an exercise price of 75.53125.

AGGREGATED STOCK OPTION EXERCISES IN 1999 AND STOCK OPTION VALUE AT
  DECEMBER 31, 1999

The following table sets forth certain information concerning stock options exercised during 1999 by the Chief Executive Officer and each of the other four most highly compensated executive officers of MMC and the number and value of specified unexercised options at December 31, 1999. The value of unexercised in-the-money stock options at December 31, 1999 shown below is presented pursuant to SEC rules and, with respect to MMC stock, is based on the December 31, 1999 closing price on the New York Stock Exchange of $95.6875 per share and, with respect to the Putnam Class B Shares, is based on an agreed valuation methodology for determining fair market value which at December 31, 1999 was $86.93 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING
                                SHARES                    UNEXERCISED OPTIONS AT                VALUE OF UNEXERCISED
                               ACQUIRED                      DECEMBER 31, 1999                 IN-THE-MONEY OPTIONS AT
                                  ON         VALUE      ---------------------------               DECEMBER 31, 1999
                               EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE    ---------------------------------------
NAME                             (#)          ($)          (#)           (#)            EXERCISABLE ($)      UNEXERCISABLE($)
-----------------------------  ---------   ---------    -----------   -------------    ------------------   ------------------
A.J.C. Smith.................   252,000    8,460,375      877,500        412,500              54,184,687            18,535,938
Jeffrey W. Greenberg.........        --          --       240,000        240,000              15,053,437             9,413,749
Lawrence J. Lasser...........        --          --       172,500        120,000               9,571,562             6,087,812
                                     --          --       162,500(1)     267,500(1)           14,126,125(1)         23,253,775(1)
Peter Coster.................        --          --       251,250        128,750              15,776,170             4,796,327
John T. Sinnott..............    45,000    2,216,250      225,000        125,000              14,088,984             4,556,328

--------------------------

(1) Represents options to acquire Putnam Class B Shares.

UNITED STATES RETIREMENT PROGRAM

    MMC maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

    The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                              YEARS OF SERVICE
MAXIMUM                                   --------------------------------------------------------
AVERAGE SALARY                               5          10         20          30           40
--------------                            --------   --------   --------   ----------   ----------
$800,000...............................   $ 76,561   $153,122   $306,243   $  446,804   $  526,804
$900,000...............................   $ 86,561   $173,122   $346,243   $  504,804   $  594,804
$1,000,000.............................   $ 96,561   $193,122   $386,243   $  562,804   $  662,804
$1,100,000.............................   $106,561   $213,122   $426,243   $  620,804   $  730,804
$1,200,000.............................   $116,561   $233,122   $466,243   $  678,804   $  798,804
$1,300,000.............................   $126,561   $253,122   $506,243   $  736,804   $  868,804
$1,400,000.............................   $136,561   $273,122   $546,243   $  794,804   $  934,804
$1,500,000.............................   $146,561   $293,122   $586,243   $  852,804   $1,002,804
$1,600,000.............................   $156,561   $313,122   $626,243   $  910,804   $1,070,804
$1,700,000.............................   $166,561   $333,122   $666,243   $  968,804   $1,138,804
$1,800,000.............................   $176,561   $353,122   $706,243   $1,026,804   $1,206,804

    The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the five individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing and related plans and not in MMC's U.S. retirement program, the 1999 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows:
Mr. Smith, $1,500,000, 37 years; Mr. Greenberg, $1,000,000, 4 years;
Mr. Coster, $850,000, 38 years; and Mr. Sinnott, $850,000, 37 years. Mr. Lasser is also entitled to receive a special retirement benefit in accordance with the terms of the Lasser Agreement. See "Employment Agreement" above.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

    MMC is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by MMC's operating subsidiaries in their respective businesses in terms of services provided, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to MMC stockholders. Therefore, it is critical to the ongoing success of MMC that its executives continue to be among the most highly qualified and talented professionals available in their respective business segments to lead the organization in the creation of stockholder value.

    The Compensation Committee of the Board, all of whose members are disinterested outside directors, is charged by MMC's by-laws with ensuring that MMC's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in MMC's best interests. To that end, MMC's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives. MMC's philosophy regarding incentives and rewards is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on pay data available relating to professional talent among MMC's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of 20-25 major corporations in professional services, diversified financial, banking and insurance sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Stockholder Return in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions.

    The Chief Executive Officer of MMC heads a group of senior management officers, most of whom are executives of MMC's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall MMC and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of MMC, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

    Members of the senior management group of Putnam Investments, Inc. participate in a different compensation program, which is based on competitive practices in the investment management industry. In terms of annual incentives, these employees are eligible for bonuses that are determined based on the absolute and incremental profit of Putnam. With regard to long-term incentives, these employees are eligible to receive periodic awards of Putnam restricted stock and stock options with respect to Class B shares of Putnam. Since employees of Putnam participate in a separate compensation program, statistics included in the following sections of this report relating to the compensation of MMC's senior management group exclude Putnam employees.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

    With regard to short-term compensation, salaries are reviewed annually, and increases are granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and marketplace practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect MMC's performance. Salaries accounted for 36% of total compensation (excluding stock options) in 1999 for MMC's senior management group.

    The size of the incentive award pool for senior management cash bonuses is based on earnings and reflects MMC's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool, as it did for 1999. In this regard, a specific target level is not established for the award pool, nor, absent any contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, weighing the Chief Executive Officer's recommendation and evaluation as to the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's earnings growth, and marketplace compensation levels. For 1999, bonus awards at Putnam Investments, Inc. reflected continued exceptional financial performance of that business, while awards to executives in MMC's other businesses were, on average, nine percentage points above 1998 (excluding bonus compensation for the Chairman of MMC) as a percentage of salary. For MMC's senior management group, individual bonuses constituted 38% of total compensation (excluding stock options) for 1999.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND STOCK OPTION
  AWARDS)

    It is the Committee's strongly held belief that the continuing success of MMC is dependent on the effectiveness of programs intended to retain and motivate its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential future contributions to the organization, and to link the executive's financial interests with those of stockholders by fostering stock ownership. Such equity ownership opportunities for MMC executives are made available through plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under voluntary deferral programs, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

    Within this framework, absent a contractual obligation, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of MMC's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of MMC, as well as review and consideration of the competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or MMC stock ownership targets, determine the size of stock grants to individuals.

    Most members of MMC's senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1999, such awards for this group accounted for 19% (including supplemental equity awards as described above) of total compensation (excluding stock options).

    A select number of participants from the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect MMC's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 1999 to MMC's senior management group made up 7% of total compensation (excluding stock options) for the year.

    Stock options are another equity element of senior management compensation. Members of the executive group are eligible for option grants on an annual basis. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed earlier including organizational level, performance and marketplace practices.

TAX CONSIDERATIONS

    As noted above, MMC's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions that it deems to be in the best interest of MMC and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

    Both the quantitative and qualitative criteria referenced earlier are applied in assessing the performance and determining the compensation of the Chief Executive Officer of MMC. Current and long-term financial performance of MMC, information which is available to all MMC stockholders, are major factors in arriving at the compensation determinations made by the Committee relative to the Chief Executive Officer. Consideration is also given to his leadership and influence on the long-term strength and performance of MMC.

    Mr. Smith was the Chief Executive Officer until November 1999, when he was succeeded by Mr. Greenberg. Mr. Greenberg's compensation was established in January of 1999, prior to his becoming Chief Executive Officer, and remained unchanged throughout the year except for his annual grant of restricted stock, which was awarded in March of 1999. Therefore, the comparative data referenced below apply to Mr. Smith only.

    On January 1, 1999, Mr. Smith's annual base salary was increased by $300,000, or 25%, from its previous level of $1,200,000, as part of MMC's annual consideration of merit increases. Mr. Smith's base salary had remained unchanged since January 1, 1996. With regard to cash bonus, Mr. Smith participates in the same MMC annual incentive plan as MMC's senior management group. His 1999 cash bonus award under the plan was $5 million.

    In connection with long-term compensation, Mr. Smith was granted 11,900 shares of restricted stock in 1999 under terms previously described. In addition, Mr. Smith was granted 32,872 restricted stock units in connection with his 1998 cash bonus award. The combined value of his restricted stock and restricted stock unit grants was $2,898,878.

    Based on the previously referenced review of chief executive officer compensation for 1998 (latest data available), Mr. Smith's 1999 cash compensation was positioned at approximately the 75th percentile of the 1998 market survey group, and his long-term compensation (including any long-term incentive plan payouts but excluding stock options) was also at about the 75th percentile of the 1998 survey market. Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $9,484,378 in 1999. Total compensation for Mr. Smith was at about the 70th percentile of the 1998 survey market.

    On January 1, 1999, Mr. Greenberg's annual base salary was increased by $150,000, or 17.6%, from its previous level of $850,000, to reflect new responsibilities following his appointment as President of MMC. With regard to cash bonus, Mr. Greenberg participates in the same MMC annual incentive plan as MMC's senior management group. His 1999 cash bonus award under the plan was $1.3 million.

    With respect to long-term compensation, Mr. Greenberg was granted 7,900 shares of restricted stock in 1999 under terms previously described. In addition, Mr. Greenberg was granted 7,396 restricted stock units in connection with his 1998 cash bonus award and received 2,295 restricted stock units for deferring receipt of vesting shares of restricted stock. The combined value of his restricted stock and restricted stock unit grants was $1,181,528. In addition, Mr. Greenberg was granted 150,000 stock options during 1999.

    Mr. Greenberg also participates in the Marsh Capital Long Term Incentive Plan, which is structured to reflect compensation practices in the private equity investment industry. Pursuant to the terms of that plan, he received cash payments totaling $1,467,374 in 1999. In addition, Mr. Greenberg receives a carried interest in Trident II as a result of owning partnership interests in the general partner of Trident II.

    Total compensation for Mr. Greenberg, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $4,990,652 in 1999.

         Lewis W. Bernard         Robert F. Erburu         Ray J. Groves

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

    The following graph compares MMC's cumulative total stockholder return on its stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Franklin Resources, Inc. and T. Rowe Price Associates, Inc., over the five-year period from December 31, 1994 through December 31, 1999.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          1994  1995  1996  1997  1998  1999
MMC                        100   116   140   207   250   419
S&P 500                    100   138   169   226   290   307
Composite Industry Index   100   152   208   341   351   338

    Assumes $100 invested on December 31, 1994 with dividends reinvested.

                        TRANSACTIONS WITH MANAGEMENT AND
                           OTHERS; OTHER INFORMATION

    From time to time, MMC's subsidiaries may provide services, in the ordinary course of business and on commercial terms, to investment funds and their portfolio companies managed or advised by Marsh Capital, in which various executive officers and directors of MMC have direct or indirect interests. In the aggregate, the gross amount of all such services rendered in 1999 by all of MMC's subsidiaries did not exceed $2 million.

    In April 1999, Sedgwick Group plc, a subsidiary of MMC, entered into an agreement to sell all of the outstanding stock of Sedgwick Oakwood Lloyd's Underwriting Agency to Sedgwick Oakwood Capital for approximately $7.1 million in cash and the assumption of $0.5 million in related liabilities. At the time of the transaction, Mr. Saxon Riley, then a director of MMC, owned approximately
 .5% of the outstanding capital stock of Sedgwick Oakwood Capital and was a member of its Board of Directors. The terms of the transaction were approved by the Executive Committee of the Board which received an opinion from the investment banking firm of Hales & Company that the price paid by Sedgwick Oakwood Capital was fair from a financial point of view to MMC.

    As part of its private equity investment activities, Marsh Capital manages Trident II, as well as a technology fund and certain co-investment funds.
Mr. Charles A. Davis, President of Marsh Capital and a nominee for Director, has a limited partnership interest in certain of those funds and receives a carried interest as a result of owning partnership interests in the funds' general partners. In October 1999, a subsidiary of MMC sold a 40% interest in Sedgwick Claims Management Services ("SCMS") to Trident II and its co-investment funds for approximately $32 million in cash and received $30 million in preferred stock of SCMS. This transaction was approved by the Executive Committee of the Board which had previously received an opinion from the investment banking firm of Banc of America Securities LLC that the price was fair from a financial point of view to MMC. Also in November 1999, a subsidiary of MMC transferred ownership interests in various technology related portfolio companies to the technology fund upon its formation and its co-investment funds (including Trident II) at the MMC subsidiary's cost of such interests of approximately $40.5 million.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires MMC's directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of MMC stock. Such persons are also required by SEC regulation to furnish MMC with copies of all Section 16(a) forms they file. To MMC's knowledge, based solely on a review of the copies of such reports furnished to MMC and written representations that no other reports were required, during 1999 all Section 16(a) filing requirements applicable to such individuals were complied with except for a report covering one transaction filed late by each of Messrs. Barham, Cabiallavetta, Olsen and White-Cooper.

ITEM 2

                 PROPOSAL TO APPROVE THE 2000 SENIOR EXECUTIVE
                         INCENTIVE AND STOCK AWARD PLAN

The Board has placed on the agenda for the meeting a proposal to approve the Marsh & McLennan Companies 2000 Senior Executive Incentive and Stock Award Plan (the "2000 Plan"). The 2000 Plan was adopted by MMC's Board on March 16, 2000. The affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting is required to approve this proposal. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to approve the 2000 Plan, which is described below.

    The following summary of certain features of the 2000 Plan is qualified in its entirety by reference to the full text of the 2000 Plan, which has been filed with the SEC as an exhibit to MMC's 1999 Annual Report on Form 10-K.

GENERAL

    The purpose of the 2000 Plan is to advance the interests of MMC and its stockholders by providing a means to attract, retain and motivate senior executives of MMC and its subsidiaries and affiliates and to qualify certain performance awards for tax deductibility under the exception for performance based compensation contained in Section 162(m) of the United States Internal Revenue Code (the "Code"). The 2000 Plan is intended to replace, in part, the 1997 Senior Executive Incentive and Stock Award Plan (the "1997 Plan"), under which approximately 50 senior executives have participated. The 2000 Plan would also be limited to senior executives. MMC expects the Board to adopt an additional stock award plan as a replacement for the 1997 Employee Incentive and Stock Award Plan with respect to those employees, including officers, who do not participate in the 2000 Plan. Awards relating to not more than four million shares of stock, plus such number of shares remaining unused under pre-existing stock plans approved by MMC's stockholders, may be made over the life of the 2000 Plan.

    Senior executives of MMC, its subsidiaries and affiliates will be eligible to be granted awards under the 2000 Plan. It is expected that approximately 50 senior executives shall be eligible to receive awards under the 2000 Plan. The Compensation Committee of the Board (the "Compensation Committee") will determine which eligible senior executives will receive awards, the types of awards to be received and the terms and conditions thereof. Although there is no explicit formula for making such awards, guidelines exist and the past and potential performance of the employee may be considered in making such decisions.

ADMINISTRATION

    The Plan will be administered by the Compensation Committee. None of the members of the Compensation Committee may participate in the 2000 Plan. At any time that a member of the Compensation Committee is not a "Non-Employee Director" within the meaning of Rule 16b(3) of the Securities Exchange Act of 1934 (the "Exchange Act") or an "outside director" for purposes of
Section 162(m) of the Code (together, a "Qualified Member"), any action relating to an award to be granted to a participant who is then subject to Section 16 of the Exchange Act or relating to an award intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code, may be taken either (i) by a subcommittee composed solely of two or more Qualified Members or (ii) by the entire Compensation Committee with any members who are not Qualified Members abstaining.

    The Compensation Committee may grant any type of award permitted under the terms of the 2000 Plan, including stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units payable in MMC stock or cash, stock awards in lieu of cash awards, dividend equivalents, performance awards (including unit-based awards) and other awards payable in or based on the stock or other securities of MMC or a subsidiary or affiliate.

ANNUAL LIMIT

    For each fiscal year a participant may not be granted stock options, SARs and stock-based performance awards, in the aggregate, relating to more than two million shares of stock (subject to adjustment) of MMC. In the case of a performance award not relating to MMC's stock, the maximum payment to a participant for any fiscal year shall be the greater of the fair market value of the number of shares of the stock of MMC specified in the preceding sentence at the date of grant or the date of settlement of such award.

STOCK OPTIONS

    At the discretion of the Compensation Committee, stock options may be granted under the 2000 Plan and may be incentive stock options ("ISOs"), as defined in the Code, or non-qualified stock options. The Compensation Committee shall determine at the date of grant or thereafter the term of the option, the time or times at which an option may be exercised, the methods by which such exercise price may be paid, the form of such payment, including without limitation, cash, stock, shares or units valued by reference to shares issued under any other plan of MMC or a subsidiary or affiliate, or notes or other property, and the methods by which such stock will be delivered to participants.

    Except under certain limited circumstances in connection with substitutions of awards under other MMC plans or plans of acquired companies as described in the 2000 Plan, no stock option may be granted under the 2000 Plan with an exercise price of less than the Fair Market Value (as defined below) of the stock at the time that the stock option is granted. For the purposes of the 2000 Plan, the Fair Market Value of Stock as of any given date generally shall mean the per share value of stock as determined by using the mean between the high and low selling prices of such stock on the immediately preceding date as reported on the New York Stock Exchange Composite Transactions table in The Wall Street Journal. On March 22, 2000, the stock closed at $94.875 on the New York Stock Exchange.

SARS

    The Compensation Committee is also authorized to grant SARs to participants in the 2000 Plan. An SAR shall confer on the participant a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise, over (B) the grant price of the SAR, which shall be not less than the Fair Market Value of one share of stock on the date of grant (or, in the case of an SAR granted in tandem with an option, the exercise price of the underlying option). In addition, the Compensation Committee shall determine, at the time of grant or thereafter, the term of the SAR, the time or times at which an SAR may be exercised, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which stock will be delivered to participants, whether or not an SAR will be in tandem with any other award, and any other terms and conditions of any SAR.

    Under the Code, the grant of stock options and SARs is not a taxable event to either the recipient or MMC. If an ISO is exercised and the shares upon the exercise thereof are held for at least one year after the exercise and two years after the grant of the option, the optionee will not incur any tax liability by reason of the exercise and may treat the difference between the exercise price and the sale price of the shares as a long-term capital gain, and MMC will receive no deduction. If shares of stock received on the exercise of an ISO are sold less than one year after exercise or two years after the grant of such option, a disqualifying disposition will occur and the optionee will recognize ordinary taxable income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the subsequent sale, and MMC may deduct the amount of such ordinary income recognized by the optionee. The difference between the sale price realized by reason of a disqualifying disposition and the fair market value of the stock on the date of exercise will be treated as a long-term or short-term capital gain or loss as appropriate. For purposes of the alternative minimum tax, upon exercise of an ISO, the difference between the exercise price and the fair market value of the stock on the date of exercise will be a tax preference item.

    In the case of a non-qualified stock option, the optionee, upon exercise of the option, will recognize ordinary income in the amount equal to the difference between the then fair market value of the stock acquired and the exercise price of the option, and MMC may deduct the amount of such ordinary income recognized by the optionee.

    Upon the exercise of an SAR payable in cash or stock, the holder will recognize ordinary income in the amount of the cash plus the fair market value of any stock received, and MMC may deduct the amount of such ordinary income recognized by the holder.

RESTRICTED STOCK

    Restricted stock may also be awarded under the 2000 Plan, and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment, provided, however, that the Compensation Committee may waive restrictions or forfeiture conditions in certain instances. The grant of a restricted stock award is not a taxable event to either the recipient or MMC under U.S. law, unless the recipient elects to be taxed at the time of award. In the absence of such an election, when an award vests in a recipient, in whole or in part, he or she will recognize ordinary income in an amount equal to the fair market value of the shares as to which vesting occurs and MMC will generally be entitled to a corresponding deduction.

RESTRICTED STOCK UNITS

    Restricted stock units, payable in stock or cash, may be awarded under the 2000 Plan. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid and upon what terms the units shall be forfeited. A participant will recognize as ordinary income, on the date of payment, the amount of cash and the fair market value of other property received in payment of such units, and MMC may generally deduct the amount of taxable income recognized by the participant.

OTHER AWARDS

    The Compensation Committee may grant other awards under the terms of the 2000 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the common stock of MMC or other securities, including securities of a subsidiary or affiliate. The Compensation Committee may grant unit-based awards with value or payment contingent upon performance of MMC, a subsidiary, affiliate or upon any other factor or performance condition designated by the Compensation Committee. The Compensation Committee shall determine the terms and conditions of such awards at the date of grant or thereafter.

    Under the 2000 Plan, the Compensation Committee may also grant stock as a bonus or in lieu of cash awarded under other plans, dividend equivalents and other stock-based or cash awards with or without restrictions. Such awards will be taxable as ordinary income to the participants upon payment, and MMC will generally be able to deduct the amount of taxable income recognized by the participant.

PERFORMANCE GOALS

    Awards granted under the 2000 Plan may be subject to certain performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited by the terms of the 2000 Plan in the case of a performance award intended to qualify under
Section 162(m) of the Code.

    If the Compensation Committee determines that a performance award to be granted to a person, who is designated as likely to be a "covered employee" (as defined in Section 162(m) of the Code), should qualify as "qualified performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such award shall be contingent upon achievement of preestablished performance goals and other terms set forth in the 2000 Plan. Performance goals for such awards shall consist of one or more business criteria for MMC and/or a specified subsidiary, affiliate, business unit or business venture and a target level or levels of performance with respect to each such criteria. The business criteria selected by the Compensation Committee may include, (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (7) operating margin; (8) net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor's 500 Stock Index or other indexes or groups of comparable companies referenced above under the section entitled "Comparison of Cumulative Total Stockholder Return".

CHANGE IN CONTROL

    The 2000 Plan generally provides that in the event of a change in control of MMC, an award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested, and the restrictions, deferral limitations and forfeiture conditions applicable to any other awards shall lapse and such awards shall be deemed fully vested, any performance conditions shall be deemed to be fully achieved and payment of such awards shall be made in accordance with the terms of the award agreements. For the purposes of the 2000 Plan, a "change in control" shall be deemed to have occurred if
(i) any "person" (as defined in the 2000 Plan), other than MMC, a trustee or other fiduciary holding securities under an employee benefit plan of MMC or certain affiliates of MMC, is or becomes the beneficial owner, directly or indirectly of fifty percent (50%) or more of the combined voting power of MMC's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by MMC's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) the stockholders approve a merger or consolidation of MMC with any other corporation, other than certain designated transactions; or (iv) the stockholders approve a plan of complete liquidation of MMC or an agreement for the sale of all or substantially all of the assets of MMC. In addition, in the event that any payment made in connection with a change in control is subjected to the excise tax imposed under Section 4999 of the Code, MMC will increase the participant's payment as necessary to restore such participant to the same after-tax position he or she would have been in if the excise tax had not been imposed.

AMENDMENT, TERMINATION

    The Board may amend, alter, suspend, discontinue or terminate the 2000 Plan or the Compensation Committee's authority to grant awards thereunder without the consent of stockholders or participants unless stockholder approval is required by law, regulation or rules of any stock exchange on which the stock is listed. In addition, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation or termination of the 2000 Plan may materially adversely affect the rights of such participant under any award granted to him or her. Following the occurrence of a change in control, the Board may not terminate or amend the 2000 Plan with respect to awards that have already been granted in any manner adverse to employees.

    Awards to be made under the terms of the 2000 Plan are not presently determinable. The "Summary Compensation Table" above sets forth awards made under the 1997 Plan to the named executive officers during the past three years.

    The 2000 Plan shall become effective upon receipt of the affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting.

ITEM 3

                  PROPOSAL TO AMEND THE STOCK INVESTMENT PLAN

    The Board has placed on the agenda for the meeting a proposal to amend the Marsh & McLennan Companies Stock Investment Plan (the "Plan") to eliminate the requirement of submitting certain plan amendments to stockholders for approval. The Plan is a tax-qualified savings plan qualifying under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and also qualifies as an employee stock ownership plan. The Plan (including a predecessor plan) has been in effect continuously since 1966.

    On March 16, 2000, the Board adopted an amendment to the Plan, subject to stockholder approval, to eliminate the requirement of submitting certain plan amendments to stockholders for approval. The Plan currently provides that the Board may amend the Plan at any time provided that no amendment shall be adopted without the approval of MMC's stockholders where such amendment would alter the allocation of benefits to the directors or officers of MMC as a group and to participating employees as a group or would increase the percentage of participating company matching contributions.

    The limitations placed on qualified plan benefits under the Code--which restrict both the amount of benefits that may be derived by corporate officers and other highly compensated employees and the aggregate level of benefits that may be paid under tax-qualified plans--effectively eliminate the need for this restriction on the Board's amendment power. In the past, this provision has required submitting to stockholders plan amendments that in fact have reduced the costs of the Plan to MMC. We have been advised that most standard 401(k) plans for large companies like MMC do not require stockholder approval of any amendments except as required by law.

    The Board is not currently considering any amendments to the Plan that would materially increase the level or cost of company contributions or otherwise alter the benefits under the Plan.

    The following is a brief summary of the material features of the Plan.

    All U.S. salaried employees of MMC and participating subsidiaries who are eighteen years or older are eligible to participate in the Plan (currently, approximately 18,800 employees) by electing to contribute up to 15% of their base salary to the Plan on either a before-tax (pursuant to Section 401(k) of the Code) or after-tax basis, subject to limits imposed by law.

    For participants who have been employed with MMC for at least one year, MMC currently contributes to the Plan amounts equal to 71 2/3% of 6% of the employee's salary for those employees who elect to participate in the "dividend plus" feature of the Plan. For those employees not participating in "dividend plus," the MMC match is 66 2/3%. For participants who have attained age 55, or whose age and years of Plan participation total at least 65, the matching contribution increases to 95% of the first 6% of the participant's salary (or to 100% of the first 6% of the participant's salary in the case of a participant who participates in the Plan's "dividend plus" feature), provided however, that such increased matching contribution over the prior match must be invested, to the maximum extent permissible under the Code, in the stock of MMC and is not subject to the diversification election described below.

    All contributions to the Plan are generally invested in shares of MMC's stock, except that employees who are either age 55 and over or whose age plus years of Plan participation equals or exceeds 65 may elect to direct their account balances to the other investment options. Dividends payable with respect to MMC shares in the Plan are either credited to participants' accounts or, at their individual election, paid out to such participants. The "dividend plus" feature of the Plan allows participants who elect, to have all or a portion of the dividends on their Plan shares paid out to them and to make an additional before-tax contribution to their Plan account in an amount equal to the amount of the dividends. Under the Code, MMC is allowed a tax deduction with respect to those dividends that are paid out.

    The Board recommends that the stockholders vote FOR the proposal to allow the Board to amend the Plan in the future without stockholder approval except as required by law. The affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting is required for the approval of the amendment to the plan. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to amend the Stock Investment Plan.

ITEM 4

                     RATIFICATION OF DELOITTE & TOUCHE LLP
                            AS INDEPENDENT AUDITORS

    The Board upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of MMC for the fiscal year ending December 31, 2000. Deloitte & Touche LLP acted as MMC's independent auditors for the year ended December 31, 1999. Representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

    The affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal.

                            SOLICITATION OF PROXIES

    The Board hereby solicits proxies for use at the 2000 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of MMC, at MMC's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to MMC.

    The cost of this proxy solicitation is borne directly by MMC.
Georgeson Shareholder Communications Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone and by facsimile by MMC's directors, officers and other employees. Such persons will receive no additional compensation for such services. MMC will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                        STOCKHOLDER AND OTHER PROPOSALS

    Stockholders who wish to present a proposal and have it considered for inclusion in MMC's proxy materials for the 2001 Annual Meeting of Stockholders of MMC must submit such proposal in writing to MMC in care of the Secretary of MMC on or before November 30, 2000. Stockholders who wish to present a proposal at the 2001 Annual Meeting that has not been included in MMC's proxy materials must submit such proposal in writing to MMC in care of the Secretary of MMC and should note that any such notice received by the Secretary of MMC on or after February 16, 2001 shall be considered untimely under the provisions of MMC's by-laws governing the presentation of proposals by stockholders. In addition, the by-laws of MMC contain further requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

By order of the Board of Directors,

/s/ Gregory Van Gundy

Gregory Van Gundy
Secretary

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774

PROXY                                                                      PROXY

                        MARSH & McLENNAN COMPANIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 2000 ANNUAL MEETING

FOR ALL STOCKHOLDERS

         The undersigned hereby appoints A.J.C. Smith, Jeffrey W. Greenberg and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 18, 2000 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN AND SEDGWICK SAVINGS AND INVESTMENT PLAN

         This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies Stock Investment Plan and Sedgwick Savings and Investment Plan. By signing and returning this card, the undersigned directs Bankers Trust Company, Trustee under each Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plans upon all matters at the Annual Meeting of Stockholders of the Company on May 18, 2000 and at any adjournment thereof. Provided this card is received by May 12, 2000, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the items stated herein. Under the Plans, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                                                     INSPECTORS OF ELECTION
                                                     P.O. BOX 11466
                                                     NEWARK, N.J. 10203-0466


1.       Election of Directors      FOR all nominees        WITHHOLD AUTHORITY to vote            *FOR ALL
                                    listed below    _____   for all nominees listed below _____   EXCEPT   _____

Nominees:  Mathis Cabiallavetta, Peter Coster, Charles A. Davis, Gwendolyn S. King, Lawrence J. Lasser, David A.
           Olsen, John T. Sinnott

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "FOR ALL EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.)

*Exceptions ____________________________________________________________________

2. Approval of Marsh & McLennan Companies 2000 Senior Executive Incentive and Stock Award Plan.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______


3.       Adopt an amendment to the Marsh & McLennan Companies Stock Investment
         Plan.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______

4.       Ratification of Deloitte & Touche LLP as independent auditors for 2000.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
         HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1, 2, 3
         AND 4 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER
         MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT
         THEREOF.


                                                CHANGE OF ADDRESS AND
                                                OR COMMENTS MARK HERE     ____

                                          Sign here as name(s) appear on card.
                                          The signer hereby revokes all proxies
                                          heretofore given by the signer to vote
                                          at said meeting or any adjournments
                                          thereof. If signing for a corporation
                                          or partnership or as agent, attorney
                                          or fiduciary, indicate capacity in
                                          which you are signing.

                                          Dated: ________________________ , 2000

                                          ______________________________________

                                          ______________________________________

                                          Votes must be indicated
                                          (x) in Black or Blue ink.   _____


PLEASE RETURN THS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE

             PUTNAM INVESTMENTS, INC. PROFIT SHARING RETIREMENT PLAN

                     2000 ANNUAL MEETING OF STOCKHOLDERS OF
                        MARSH & McLENNAN COMPANIES, INC.

                             NOTICE TO PARTICIPANTS

         By signing and returning this card, the undersigned hereby directs the Trustees of the Putnam Investments, inc. Profit Sharing Retirement Plan to vote in person or by proxy all of the shares of common stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under the Plan upon all matters at the Annual Meeting of Stockholders of the Company, on May 18, 2000 and at any adjournment thereof. Information regarding the Annual Meeting is set forth in the enclosed Proxy Statement. Also enclosed is Marsh & McLennan's 1999 Annual Report.

         Please specify how your shares are to be voted by completing and signing the Confidential Voting Instructions on the reverse side hereof and returning them in the envelope provided. Your instructions to the Trustees will be kept confidential. Instructions must be received by May 12, 2000 in order for them to be tabulated for voting by the Trustees.

Very truly yours,

PUTNAM INVESTMENTS, INC.
   PROFIT SHARING RETIREMENT PLAN

Dated:  March 29, 2000

                                                     INSPECTORS OF ELECTION
                                                     P.O. BOX 11294
                                                     NEW YORK, N.Y.  10203-0294

             Putnam Investments Inc. Profit Sharing Retirement Plan
                        Confidential Voting Instructions


1.       Election of Directors      FOR all nominees        WITHHOLD AUTHORITY to vote            *FOR ALL
                                    listed below   _____    for all nominees listed below _____   EXCEPT   _____


Nominees: Mathis Cabiallavetta, Peter Coster, Charles A. Davis, Gwendolyn S.
King, Lawrence J. Lasser, David A. Olsen, John T. Sinnott
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
"FOR ALL EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________

2.       Approval of Marsh & McLennan Companies 2000 Senior Executive Incentive and
         Stock Award Plan.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______

3.       Adopt an amendment to the Marsh & McLennan Companies Stock Investment Plan.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______

4.       Ratification of Deloitte & Touche LLP as independent auditors for 2000.

         FOR   _____                        AGAINST   _____                     ABSTAIN   ______

         THE ALLOCATED SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE
         UNDERSIGNED. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1,
         2, 3 AND 4 AND ACCORDING TO THE DISCRETION OF THE TRUSTEES ON ANY OTHER
         MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT
         THEREOF.


                                                    CHANGE OF ADDRESS AND
                                                    OR COMMENTS MARK HERE   ____

                                          Sign here as name(s) appear on card.
                                          The signer hereby revokes all
                                          instructions heretofore given by the
                                          signer to vote at said meeting or any
                                          adjournments thereof. If signing for a
                                          corporation or partnership or as
                                          agent, attorney or fiduciary, indicate
                                          capacity in which you are signing.

                                          Dated: ________________________ , 2000
                                          ______________________________________
                                          ______________________________________

                                          Votes must be indicated
                                          (x) in Black or Blue ink.    _____

PLEASE RETURN THS CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE

                     MARSH & McLENNAN STOCK INVESTMENT PLAN
                              FOR BERMUDA EMPLOYEES

                     2000 ANNUAL MEETING OF STOCKHOLDERS OF
                        MARSH & McLENNAN COMPANIES, INC.

                             NOTICE TO PARTICIPANTS

         As a participant in the Marsh & McLennan Stock Investment Plan for Bermuda Employees, you have the right to direct The Bank of Butterfield Executor & Trustee Company Ltd., the Custodian under the Plan, how to vote the shares of Marsh & McLennan common stock allocated to your account at the 2000 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc.

         The Annual Meeting will be held on May 18, 2000. Information regarding the Annual Meeting is set forth in the enclosed Proxy Statement. Also enclosed is Marsh & McLennan's 1999 Annual Report.

         Please specify how your shares are to be voted by completing and signing the Confidential Voting Instructions on the reverse side hereof and returning them to the Custodian in the envelope provided. Your instructions to the Custodian will be kept confidential. Instructions must be received by May 12, 2000 in order for them to be tabulated for voting by the Custodian at the Annual Meeting.

                                         Very truly yours,

                                         The BANK OF BUTTERFIELD EXECUTOR &
                                              TRUSTEE COMPANY LTD. - Custodian


Dated:  March 29, 2000

                     MARSH & McLENNAN STOCK INVESTMENT PLAN
                              FOR BERMUDA EMPLOYEES
                        CONFIDENTIAL VOTING INSTRUCTIONS
                                      2000

         The undersigned hereby directs the Custodian to vote all of the shares of common stock of Marsh & McLennan Companies, Inc. allocated to the undersigned under the Plan as follows:

IF NO DIRECTION IS MADE, THE CUSTODIAN WILL VOTE THE SHARES FOR ITEMS 1, 2, 3 AND 4.

1.       To elect seven persons to serve as directors - Nominees:

         Mathis Cabiallavetta, Peter Coster, Charles A. Davis, Gwendolyn S. King, Lawrence J. Lasser, David A. Olsen, John T. Sinnott

                    (Mark one)

                      / /     FOR all nominees

                      / /     FOR all nominees except ______________________

                      / /     WITHHOLD for all nominees

2. Approval of Marsh & McLennan Companies 2000 Senior Executive Incentive and Stock Award Plan.

            / /     FOR       / /   AGAINST     / /       ABSTAIN

3.       Adopt an amendment to the Marsh & McLennan Companies Stock Investment
         Plan.

            / /     FOR       / /   AGAINST     / /       ABSTAIN

4.       Ratification of Deloitte & Touche LLP as independent auditors for 2000.

            / /     FOR       / /   AGAINST     / /       ABSTAIN

And to vote on such other business as may properly be brought before the meeting.

                      Signed.........................................

                      ...............................................

                      Dated..................................., 2000

[MMC                    VOTE BY TELEPHONE OR INTERNET OR MAIL
  LOGO]                     24 HOURS A DAY, 7 DAYS A WEEK


-----------------------------------------------------------------------------------------------------------------------------
           TELEPHONE                                         INTERNET
         800-650-4886                  OR      HTTP://PROXY.SHAREHOLDER.COM/MMC     OR                     MAIL
-------------------------------------          ----------------------------------          ----------------------------------
-    Use any touch-tone telephone.             -    Go to  the  website  address           -    Mark,  sign  and  date  your
-    Have your Proxy Form in hand.                  listed above.                               Proxy Form.
-    Enter the control number,                 -    Have your Proxy Form in                -    Detach card from Proxy Form
     located in the box below.                      hand.                                  -    Return   the   card  in  the
-    Follow the simple directions.             -    Enter  the  control  number,                postage-paid envelope provided.
                                                    located in the box below.
                                               -    Follow  the simple
                                                    instructions.



                                              Your telephone or Internet vote
                                              authorizes the named proxies to
                                              vote your shares in the same
                                              manner as if you marked, signed
                                              and returned your Proxy Form. If
                                              you have submitted your proxy by
                                              telephone or the Internet there is
                                              no need for you to mail back your
                                              Proxy Form.

                                                        800-650-4886
                                                   CALL TOLL-FREE TO VOTE

                                             -----------------------------------

                                                       CONTROL NUMBER
                                               FOR TELEPHONE / INTERNET VOTING

                                             -----------------------------------


    - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -
--------------------------------------------------------------------------------